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Onyx Pharmaceuticals Announces $10 Million Private Placement

January 13, 1998 7:13 PM EST

RICHMOND, Calif.--(BUSINESS WIRE)--Jan. 13, 1998--Onyx Pharmaceuticals, Inc. (NASDAQ:ONXX) today announced the sale of a total of 1,403,508 shares of common stock of the company to two institutional investors at a price of $7.125 per share.

Onyx has raised $10 million in the private placement, which closed Monday, Jan. 12, 1998. The company has agreed with the investors to file within 90 days a registration statement with the Securities and Exchange Commission for the resale of the shares.

"Our cash position was already a strong $35 million as we entered 1998. Now, with the added capital this placement provides, we can confidently pursue our plans for active clinical development of ONYX-O15, our novel therapeutic virus for cancer," said Hollings Renton, president and chief executive officer of Onyx. "In addition, the proceeds of this financing will help support our other ongoing cancer research and development efforts."

International Biotechnology Trust plc (IBT) of London, which is managed by the Rothschild Bioscience Unit, is the lead investor, and is joined in the transaction by Lombard Odier & Cie of Geneva.

"Onyx is an exciting and novel company engaged in the discovery of treatments for cancer as a genetic based disease," said Jeremy Curnook Cook, director of IBT. "The company has an excellent scientific record and has established collaborations with major pharmaceutical companies, such as Bayer Corp., Warner-Lambert and Eli Lilly, which is a testament to the quality of its research programs."

As part of the transaction, Nicole Vitullo, senior vice president of the Rothschild Bioscience Unit, will be appointed to the board of directors of Onyx at the February board meeting.

Onyx Pharmaceuticals was founded in 1992 for the purpose of discovering and developing novel therapeutics based upon the genetics of human disease, with an emphasis on cancer. The company focuses on defining the function of certain mutated genes which are known to cause cancer, and on developing innovative therapies to reverse the effects of the mutation or to kill the cancer cell.

Onyx pursues a strategy of establishing corporate partnerships that provide complementary skills in chemistry, drug development, and marketing and sales. The company currently has four partnered programs with large pharmaceutical companies, including Eli Lilly & Co., Warner-Lambert Company, and Bayer Corp.


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Note: This press release contains certain forward-looking statements with regard to the development of potential human therapeutic products that involve a number of risks and uncertainties. Actual events may differ from the company's expectations.

In addition to the matters described in this press release, the timeline for clinical activity, results of pending or future clinical trials, and changes in the status of the company's collaborative relationships, as well as the risk factors listed from time to time in the company's periodic reports filed with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K, may affect the actual results achieved by the company.

-C- Business Wire. All rights reserved.


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